COMPANY CONTACT: Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE August 6, 2007

Cooper Tire & Rubber Company Reports
Second Quarter Profit on Record Sales

Second Quarter Highlights

•	Net income for the quarter improved from the prior year by $38.3 million to $17.6 million or 28 cents per share.

•	Net sales increased 20 percent to a new second quarter record.

•	Sales from International Tire Operations increased 26 percent, achieving a new second quarter record.

•	International Tire segment profit reached $11.7 million or 5 percent of sales.

•	Operating Profit for North American Operations improved from the prior year same quarter by $53 million to $23 million for the quarter.

Findlay, Ohio, August 6, 2007 — Cooper Tire & Rubber Company (NYSE:CTB) today reported net income of $17.6 million or 28 cents per share for the quarter ended June 30, 2007. The dramatically improved earnings were achieved as total sales increased by 20 percent to a new second quarter record of $751 million. This compares to a net loss of $21 million generated on sales of $625 million in the second quarter of 2006.

During the quarter, the Company continued to benefit from the cost reduction and profit improvement initiatives it announced in September 2006, as well as improved price and mix in North America, and increased tire unit sales for the International segment. As a result, operating profit improved to $32 million in the second quarter of 2007 compared to an operating loss of $26 million in the second quarter of 2006.

For the six month period ended June 30, 2007, the Company’s net income improved to $38 million on $1.4 billion of sales. This is a $64 million improvement in net income over the same period a year ago.

North American Tire Operations

The Company’s North American tire operations reported sales of $554 million in the quarter, up 20 percent compared to $463 million in the second quarter of 2006. This increase was driven by improved pricing, as well as increased unit volumes across all market segments. Sales of private brand tires were particularly strong in comparison to the prior year.

Cooper’s unit shipments of light vehicle replacement tires in the U.S. were up approximately 13 percent in the quarter over the same period last year, exceeding the 3 percent increase for the industry as reported by the Rubber Manufacturers Association.

North American Tire operations generated $23 million in operating profit in the quarter or an increase of $53 million compared to the second quarter of 2006. This improvement was the result of favorable pricing changes, and the Company’s cost savings and profit improvement initiatives. Lower restructuring charges and the absence of production curtailments experienced in 2006 contributed a total of $11 million toward the improvement. These were partially offset by unfavorable plant operations as the Company continues to align its production to meet future market needs.

For the six month period ended June 30, 2007, North American operations generated $51 million of operating profit on $1.09 billion of net sales. This is an improvement of $87 million over operating profit during the same period a year ago.

International Tire Operations

The Company’s International Tire Operations reported sales of $234 million in the quarter, an increase of 26 percent compared to the second quarter of 2006. Cooper Europe had another all-time record quarter as sales increased by 13 percent. The segment’s sales in Asia increased by 31 percent, driven by a 15 percent increase in unit sales and favorable pricing improvements over the same period last year.

Operating profit for the International segment was $11.7 million in the second quarter of 2007 compared to $7.7 million in the second quarter of 2006. The segment increased operating profit on stronger sales and improved pricing, partially offset by higher raw material costs and SG&A costs. Production continued to ramp up at the Cooper-Kenda joint venture plant opened in China during the first quarter of this year.

Non-recurring income from the sale of land at the Cooper Tire Europe facility contributed $2.2 million for the quarter.

Operating profit for the segment improved to $18 million for the first six months of the year. This is a $7 million increase over the same period last year. The segment also experienced a 34 percent increase in net sales during the six month period ended June 30, 2007, from $311 million last year to $417 million in the current year.

Management Commentary

Commenting on the results, Cooper President and CEO Roy Armes said, “We are excited about both the top and bottom line improvements. As our cost savings and profit improvement initiatives have been effectively executed, it has allowed us to deliver on the promises we made to improve the business. In North America, we continue to benefit from increased unit volumes and pricing. International Operations are rapidly expanding sales and have seen dramatic increases year-over-year in operating profit. Our balance sheet has also improved as a result of our focus on inventory management, as well as higher volumes and improved margins. The second quarter of 2006 was an unforgettable low point for our Company. I am proud of the work performed by Cooper employees around the globe. Their efforts have significantly contributed to our return to profitability.”

Outlook

“We believe we can maintain the momentum we have established in the first half of 2007,” Armes continued. “There are always concerns or risks, regarding raw material costs, which are at high levels and trending upward, as well as economic and industry effects, but we expect pricing in the market will continue to be rational.

“Additional opportunities for improvement exist for Cooper as we continue to improve operations in both North America and the International segment. We expect inventory levels to continue to be low throughout the rest of the year.

“Overall, we expect to build on the momentum of this first half and we see conditions and opportunities conducive to a strong 2007. We are happy about our results thus far, but are determined to continue reviewing and improving on all aspects of our company so that we can provide the greatest returns possible for all our stakeholders,” Armes concluded.

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 63 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute its cost reduction/Asian strategies;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions; and

•	the failure of the Company to achieve the full cost reduction and profit improvement targets set forth in presentations made by senior management and filed on Forms 8-K on September 7, 2006, October 31, 2006 and April 5, 2007.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended		Six Months Ended
	June 30		June 30
	2006	2007	2006	2007
Net sales	$624,785	$750,641	$1,221,367	$1,439,726
Cost of products sold	595,593	671,527	1,148,570	1,287,068

Gross profit	29,192	79,114	72,797	152,658
Selling, general and administrative	46,872	45,352	94,816	87,305
Restructuring charges	8,212	1,682	8,212	2,856

Operating profit (loss)	(25,892)	32,080	(30,231)	62,497
Interest expense	11,584	12,157	22,397	24,676
Interest income	(2,097)	(4,259)	(5,068)	(7,788)
Debt extinguishment	—	—	(77)	—
Dividend of unconsolidated subsidiary	323	—	(4,286)	(2,007)
Other income — net	163	(1,847)	130	(6,453)

Income (loss) from continuing operations
before income taxes	(35,865)	26,029	(43,327)	54,069
Income tax benefit (expense)	16,100	(5,550)	18,407	(12,815)

Income (loss) from continuing operations
before minority interests	(19,765)	20,479	(24,920)	41,254
Minority interests	(3,157)	(2,928)	(3,470)	(3,327)

Income (loss) from continuing operations	(22,922)	17,551	(28,390)	37,927
Income from discontinued operations,
net of income taxes	2,190	62	2,504	437

Net income (loss)	$(20,732)	$17,613	$(25,886)	$38,364

Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.37)	$0.28	$(0.46)	$0.61
Income from discontinued operations	$0.04	$—	$0.04	$0.01

Net income (loss)	$(0.34) *	$0.28	$(0.42)	$0.62
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.37)	$0.28	$(0.46)	$0.61
Income from discontinued operations	$0.04	$0.00	$0.04	$0.01

Net income (loss)	$(0.34) *	$0.28	$(0.42)	$0.61 *
Weighted average shares outstanding
Basic	61,337	61,980	61,334	61,729
Diluted	61,337	62,913	61,334	62,445
Depreciation	$34,095	$34,025	$64,134	$66,570
Amortization	$1,355	$1,552	$2,659	$3,568
Capital expenditures	$43,271	$35,354	$76,594	$78,760
Segment information
Net sales
North American Tire	$463,448	$553,687	$959,299	$1,088,261
International Tire	185,904	234,495	310,977	417,456
Eliminations	(24,567)	(37,541)	(48,909)	(65,991)
Segment profit (loss)
North American Tire	(29,895)	23,270	(35,807)	51,355
International Tire	7,710	11,772	11,125	17,886
Eliminations	(844)	413	(1,672)	(411)
Unallocated corporate charges and eliminations	(2,863)	(3,375)	(3,877)	(6,333)
******************************
CONSOLIDATED BALANCE SHEETS
	June 30

	2006	2007

Assets
Current assets:
Cash and cash equivalents	$105,201	$281,139
Short-Term Investments	—	50,314
Accounts receivable	460,594	428,244
Inventories	464,671	349,873
Other current assets	44,932	128,204
Deferred income taxes	23,834	—

Total current assets	1,099,232	1,237,774
Net property, plant and equipment	966,309	1,002,597
Goodwill	60,361	24,439
Restricted cash	14,159	7,690
Intangibles and other assets	357,010	97,356

	$2,497,071	$2,369,856

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$115,397	$126,811
Payable to non-controlling owner	43,273	19,077
Trade payables and accrued liabilities	410,655	410,875
Income taxes	7,231	—
Liabilities of discontinued operations	2,640	972

Total current liabilities	579,196	557,735
Long-term debt	502,619	543,147
Postretirement benefits other than pensions	187,281	263,748
Other long-term liabilities	236,593	222,073
Long-term liabilities of discontinued operations	9,396	9,345
Deferred income taxes	18,891	—
Minority interests	59,095	78,264
Stockholders’ equity	904,000	695,544

	$2,497,071	$2,369,856

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments